EXHIBIT 10

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

$4,000,000	Original Issue Date: September 24, 2025

Empire Petroleum Corporation
PROMISSORY NOTE DUE September 23, 2027

THIS NOTE of Empire Petroleum Corporation, a Delaware corporation (the “Company”), dated September 24, 2025 (the “Original Issue Date”), is designated as Promissory Note due September 23, 2027, in the original aggregate principal amount of Four Million Dollars ($4,000,000) (this “Note”).

FOR VALUE RECEIVED, the Company promises to pay to the order of Phil E. Mulacek or his registered assigns (the “Investor”), the principal sum of Four Million Dollars ($4,000,000), or such lesser amount that may be advanced by the Investor to the Company hereunder, plus any and all accrued but unpaid interest thereon, in cash on September 23, 2027 (subject to Section 9, the “Maturity Date”). This Note is subject to the following additional provisions:

1.               Advances. No later than five (5) Business Days after the Original Issue Date the Investor shall advance to the Company an amount equal to Two Million Dollars ($2,000,000) under this Note. From time to time from March 23, 2026 and for a period of six (6) months thereafter, upon at least ten (10) Business Days prior written notice, the Investor shall advance up to another Two Million Dollars ($2,000,000) under this Note, provided that no Event of Default has occurred or is continuing.

2.               Interest. The outstanding principal amount of this Note shall accrue interest at the rate of five and one-half percent (5.5%) per annum until the Maturity Date. After the Maturity Date and upon the occurrence and during the continuation of any Event of Default, any principal balance of the Note remaining unpaid shall bear interest at the rate of nine percent (9%) per annum. Accrued interest shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date and be compounded monthly on the first (1st) day of each calendar month. Interest payments shall be paid in cash on each of the following dates (or if any such date is not a Business Day, the next following Business Day) (each, an “Interest Payment Date”), except upon the occurrence (and during the continuance) of an Event of Default, in which case interest will accrue and be paid in cash on demand:

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(a)             March 31, 2026;

(b)             September 30, 2026;

(c)             March 31, 2027; and

(d)             the Maturity Date.

The Investor may elect to defer any or all interest due on an Interest Payment Date until the Maturity Date by providing the Company written notice prior to such Interest Payment Date.

3.               Certain Defined Terms.

(a)             “Business Day” means any day other than a Saturday, a Sunday, or any day on which the Federal Reserve Bank of New York is closed.

(b)             “Common Stock” means the common stock, $0.001 par value per share, of the Company.

(c)             “Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TELL <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(d)             “Event of Default” means (a) any failure of the Company to make any payment of interest or principal hereunder in cash or Underlying Shares (as applicable) within two (2) Business Days of the date when due or (b) any other material breach of the terms hereof by the Company which failure remains uncured within five (5) Business Days of notice by the Investor to the Company.

(e)             “Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts traded on such exchange or market relating to the Common Stock.

(f)              “Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

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4.               Registration of the Note. The Company shall register this Note upon records maintained by the Company for that purpose (the “Note Register”) in the name of the Investor. The Company may deem and treat the registered Investor of this Note as the absolute owner hereof for the purpose of any payment of principal hereof or interest hereon and for all other purposes, absent actual notice to the contrary from such record Investor.

5.               Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange. The Company agrees that its prior consent is not required for the transfer of any portion of this Note.

6.               Prepayment. The outstanding principal amount of this Note may be prepaid at any time or from time to time, in each case together with all accrued and unpaid interest on the amount prepaid through the date of prepayment (the “Pre-Payment Date”), without the consent of the Investor and without penalty or premium, provided, however, that (i) Borrower must provide the Investor at least five (5) Business Days’ prior written notice of any Pre-Payment Date, (ii) each principal prepayment shall be made in cash, and (iii) all accrued and unpaid interest thereon shall be payable in cash.

7.               Optional Conversion of Principal.

(a)             All or any portion of the outstanding principal amount of this Note shall be convertible into shares of Common Stock at a price per share equal to Four Dollars and 27/100 ($4.27), which is the average Daily VWAP for the five (5) Trading Days preceding the date of the Original Issue Date (the “Conversion Price”), at the option of the Investor, at any time and from time to time. For the avoidance of doubt, any remaining unconverted principal amount remains payable in cash. The Investor may effect conversions under this Section 7, by delivering to the Company a written notice in the form attached hereto as Exhibit A (each, a “Conversion Notice”) together with a schedule in the form attached hereto as Schedule 1 (each, a “Conversion Schedule”). With respect to each conversion hereunder, the date the applicable Conversion Notice together with the applicable Conversion Schedule is delivered to the Company in accordance with this Section 7(a) is referred to herein as a “Conversion Date.”

(b)             The number of shares issuable upon any conversion of principal hereunder (the “Underlying Shares”) shall equal the outstanding principal amount of this Note to be converted divided by the Conversion Price. All accrued and unpaid interest on the principal amount converted shall be due and payable on the applicable Conversion Date in cash.

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(c)             The Company shall, by the third Trading Day following a Conversion Date, issue or cause to be issued and delivered to or upon the written order of the Investor and in such name or names as the Investor may designate a certificate for the Underlying Shares issuable upon such conversion. Such certificate shall be issued with a restrictive legend if applicable. The Investor, or any person so designated by the Investor to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the applicable Conversion Date.

(d)             The Investor shall not be required to deliver the original Note to the Company in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the Note and issuance of a New Note representing the remaining outstanding principal amount.

(e)             Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Investor for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or this Note in a name other than that of the Investor. The Investor shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

(f)              The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) the aggregate then-outstanding principal amount of this Note (taking into account any applicable adjustments of Section 8). The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

8.               Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 8. Paragraph (a) of this Section 8 shall in no way apply to any rights offering or distribution of rights related to the Company’s Common Stock in the calendar years 2025 and 2026.

(a)             Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

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(b)             Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, at the request of the Investor delivered before the 90th day after the record date fixed for determination of shareholders entitled to receive such distribution, the Company will deliver to the Investor, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Investor would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Investor pursuant to the preceding sentence, then upon any conversion of this Note that occurs after such record date, the Investor shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Investor would have been entitled to receive in respect of such number of Underlying Shares had the Investor been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 8(b) shall not apply to any distribution of rights or securities in respect of adoption by the Company of a shareholder rights plan, which events shall be covered by Section 8(a).

(c)             Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 8(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Investor shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

(d)             Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Investor shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Investor shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of the Note could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

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(e)             Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)              Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 8 (other than excluded transactions under clause (i) of paragraph (a)), the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Investor.

(g)             Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary of Parent (other than excluded transactions under clause (i) of paragraph (a)), (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Investor a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Investor is given the practical opportunity to convert this Note into Common Stock under Section 7 hereof prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(h)             Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

9.               Event of Default; Acceleration. Upon the occurrence of an Event of Default, the Maturity Date shall be deemed also to have occurred and the outstanding principal amount of this Note and all accrued and unpaid interest thereon shall immediately be due and payable to the Investor. The Company waives presentment, demand, notice of dishonor, protest, and notice of nonpayment and protest of this Note.

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10.            Warrant Coverage. As partial consideration for the commitment to make the advance hereunder, promptly after the Original Issue Date, the Company shall issue a warrant certificate for the Investor to purchase Two Hundred Eight One Thousand Thirty (281,030) shares of Common Stock (the “Warrant Shares”) at an exercise price per share of Four Dollars and 27/100 ($4.27) for a period of three (3) years. The exercise price is the average Daily VWAP for the five (5) Trading Days preceding the date of the Original Issue Date and the number of Warrant Shares was calculated using a fraction, (a) the numerator of which was (i) the total commitment of Four Million Dollars ($4,000,000) multiplied by (ii) thirty percent (30)%, and (b) the denominator of which was Four Dollars and 27/100 ($4.27).

11.            SLAP Approval. The Company shall use commercially reasonably efforts to cause the NYSE American to approve a supplemental listing application related to the issuance of the Underlying Shares and the Warrant Shares as soon as reasonably practicable (“SLAP Approval”). Notwithstanding anything contained herein to the contrary, none of the Underlying Shares or the Warrant Shares shall be issued or issuable unless and until the occurrence of SLAP Approval, and any of the Underlying Shares that should have otherwise been payable hereunder shall be paid in cash. In the event SLAP Approval does not occur within sixty (60) days of the Original Issue Date, then for a period of sixty (60) days thereafter, the Investor may elect to be paid an origination fee of Fifty Thousand Dollars ($50,000) in lieu of receiving the warrant certificate pursuant to Section 10 by providing the Company written notice during such sixty (60) day period.

12.            Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail specified in this Section prior to 6:30 p.m. (New York City time) on Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, Empire Petroleum Corporation, 2200 S. Utica Place, Suite 150, Tulsa Oklahoma 74114, Attention: Chief Executive Officer and President, E-mail: mike@empirepetrocorp.com; and (ii) if to the Investor, to the address or e-mail appearing on the shareholder records of the Company or such other address or e-mail as the Investor may provide to the Company in accordance with this Section.

13.            Miscellaneous.

(a)             This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. The Company may not assign any of its rights or obligations hereunder to any other person without the prior written consent of the Investor, which may be given or withheld in its sole discretion.

(b)             Nothing in this Note shall be construed to give to any person or corporation other than the Company and the Investor any legal or equitable right, remedy, or cause under this Note.

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(c)             All questions concerning the construction, validity, enforcement, and interpretation of this Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened (“Proceeding”). The prevailing party in a Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such Proceeding.

(d)             The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e)             In case any one or more of the provisions of this Note shall be deemed by a court of competent jurisdiction to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f)              No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)             To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take, the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or Proceeding that may be brought by any Investor in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to this Note from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Investor with respect to indebtedness evidenced by this Note, such excess shall be applied by such Investor to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Investor’s election.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

EMPIRE PETROLEUM CORPORATION

By:	/s/ Michael Morrisett
Name: Title:	Michael Morrisett President and CEO

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EXHIBIT A

Empire Petroleum Corporation

Promissory Note due September 23, 2027 (the “Note”)

CONVERSION NOTICE

(To be Executed by the Investor

in order to convert the Note)

The undersigned hereby elects to convert the principal amount of the Note indicated below into shares of Common Stock of Empire Petroleum Corporation as of the Conversion Date under the Note. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Investor for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Note.

Conversion calculations:
Conversion Date

Principal amount of Note owned prior to conversion

Principal amount of Note to be Converted

Principal amount of Note remaining after Conversion

Number of shares of Common Stock to be Issued

Name of Investor

By:
Name:
Title:

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Schedule 1

Empire Petroleum Corporation

Promissory Note due September 23, 2027

CONVERSION SCHEDULE

(to be attached to each Conversion Notice)

This Conversion Schedule reflects conversions made under the Note through the Conversion Date specified in the Conversion Notice to which this schedule is attached.

Conversion Date	Principal Amount of Conversion	Aggregate Principal Amount Remaining After Conversion Date

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